Exhibit 99.2

The following is an email to employees of Physicians Formula Holdings, Inc. distributed on September 27, 2012:

Dear Physicians Formula Employees,

I am pleased to share with you that today, the Company announced that it has entered into a merger agreement to be acquired for $4.90 per share by Markwins International Corporation.  Markwins submitted the offer of $4.90 per share after the public announcement of the proposed merger with affiliates of Swander Pace Capital, who offered $4.25 per share.  The increase in the merger consideration delivers approximately $10 million in additional value to our stockholders.  The Company’s board of directors, acting upon the unanimous recommendation of its special committee composed solely of independent directors, unanimously approved the merger agreement with Markwins and is recommending that the Company’s stockholders vote to adopt the merger agreement with Markwins.  Prior to entering into the Markwins merger agreement, the Company terminated the merger agreement it previously entered into with affiliates of Swander Pace.

We are pleased that Markwins has agreed to purchase the Company.  Markwins is making a large investment to acquire Physicians Formula.  Markwins has advised us that it intends to utilize our people and products to expand its customer base and range of products.  Markwins believes, as do we, that our employees bring a wealth of experience and knowledge to this business.

Upon the closing of the merger, the Company will be owned by Markwins.  At this time, Company employees will continue to be located at our existing facilities and there are no changes to the Company’s management team.

For your benefit, I have attached a copy of the Company’s press release, which announces these merger related developments, as well as a set of Q&As.

The proposed merger with Markwins is subject to customary closing conditions, including the adoption of the merger agreement by the Company’s stockholders.  Assuming the merger agreement is adopted and the other conditions to closing are satisfied, we expect that the merger will close sometime later this year.  Until then, we will to continue to operate the business as usual.  Please remember that my ability to communicate information about the merger remains subject to certain rules and regulations that govern public companies.

You should all be very proud of your hard work on behalf of the Company.  In spite of the demands associated with this sale process, we have demonstrated our ability to execute and I am confident that more good results are yet to come!

Thank you for your continued hard work and dedication,

Sincerely,

Ingrid Jackel
CEO, Physicians Formula

Additional Information and Where to Find It

We filed with the SEC a preliminary proxy statement in connection with our previous proposed merger with affiliates of Swander Pace Capital—Physicians Formula Superior Holdings, LLC and Physicians Formula Merger Sub, Inc. We intend to file an amendment to the preliminary proxy statement and to furnish or file other materials with the SEC in connection with our agreement to merge with Markwins and MergerSub. The definitive proxy statement will be sent or given to our stockholders and will contain important information about the proposed merger and related matters.  Before making any voting decision, our stockholders are urged to read the definitive proxy statement and those other materials carefully and in their entirety because they will contain important information about our company and the proposed merger.  The proxy statement and other relevant materials (when they become available), and any other documents we file with the SEC, may be obtained free of charge at the SEC’s website at http://www.sec.gov.  In addition, security holders will be able to obtain free copies of the proxy statement from us by directing a request by mail to Physicians Formula Holdings, Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of our website at http://investor.physiciansformula.com/.  The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in the Solicitation

We and our directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the proposed merger. Information about our directors and executive officers is set forth in the preliminary proxy statement filed with the SEC on September 11, 2012. This document is available free of charge at the SEC’s website at www.sec.gov, and from us by directing a request by mail to Physicians Formula Holdings, Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of our website at http://investor.physiciansformula.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger may be included in the definitive proxy statement that we intend to file with the SEC.

Safe Harbor Statement

This email contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements relating to the completion of the merger.  In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “believes,” “plans,” “predicts,” and similar terms.  These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (9) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all.  If the merger is consummated, stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth.  Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, as amended on Form 10-K/A filed with the SEC on April 25, 2012, available at www.physiciansformula.com and the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.